As filed with the Securities and Exchange Commission on June 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	82-3066826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2445 Technology Forest Blvd. Building 4, Floor 12 The Woodlands, Texas	77381
(Address of Principal Executive Offices)	(Zip Code)

Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan

(Full title of the plan)

Julia Wright

Senior Vice President, General Counsel & Secretary

Apergy Corporation

2445 Technology Forest Blvd., Bldg. 4, Fl. 12

The Woodlands, Texas 77381

(Name and address of agent for service)

(281) 403-5772

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	11,725,000 shares	$8.66	$101,538,500.00	$13,179.70

(1)    Represents shares of common stock, par value $0.01 per share (the “Common Stock”), of Apergy Corporation (the “Registrant”) issuable under the Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan (the “Plan”).

(2)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such number of additional shares of Common Stock as may be offered pursuant to the terms of the Plan, which provides for a change in the number or class of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sales prices of a share of the Common Stock as reported in the consolidated reporting system on May 27, 2020, which date is within five business days prior to filing this Registration Statement.

Explanatory Note

On May 12, 2020, stockholders of Apergy Corporation (the “Registrant”) approved an amendment and restatement of the Registrant’s 2018 Equity and Cash Incentive Plan (the “2018 Plan”), which among other things, increased its share authorization by 11,725,000 shares.

In accordance with Instruction E to Form S-8, the shares registered on this Registration Statement are in addition to the shares previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) with respect to the 2018 Plan on May  14, 2018 (Registration No. 333-224926), the contents of which are, to the extent not modified herein, hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Registrant are hereby incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020 (“Annual Report”);

(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

(c) the Registrant’s Current Reports on Form 8-K filed with the SEC on February 12, 2020, February  18, 2020, March  30, 2020 (Item 8.01), May  4, 2020 (Item 8.01), May  14, 2020, May  18, 2020, May  19, 2020, May  22, 2020, and May 28, 2020; and

(d) the description of the Registrant’s Common Stock set forth under the heading “Description of Apergy Capital Stock ” in the Registrant’s Information Statement included as Exhibit 99.1 to the Registrant’s Amendment No. 1 to Form 10 filed with the SEC on April 12, 2018 (File No.  001-38441), including any amendment or report filed for the purpose of updating such description, which includes Exhibit 4.6 to the Registrant’s Annual Report.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant heretofore or may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Registrant’s amended and restated certificate of incorporation includes such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and by-laws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation expressly authorizes the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities. The Registrant maintains a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The limitation of liability and indemnification provisions that are in the Registrant’s amended and restated certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Registrant’s directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions do not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws.

The foregoing summaries are necessarily subject to the complete text of the applicable statute, article(s) of the amended and restated certificate of incorporation, bylaw(s) of the amended and restated by-laws, indemnification agreements and insurance policies referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index below and are incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Apergy Corporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2018.

4.2	Amended and Restated By-Laws of Apergy Corporation, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 11, 2018.

4.3	Apergy Corporation Amended and Restated 2018 Equity and Cash Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2020.

5.1*	Opinion of Weil, Gotshal & Manges LLP.

23.1*	Consent of Weil, Gotshal & Manges LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Powers of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of The Woodlands, State of Texas, on June 3, 2020.

APERGY CORPORATION

By:	/s/ Sivasankaran Somasundaram
Name: Sivasankaran Somasundaram
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below hereby constitutes and appoints Sivasankaran Somasundaram, Jay A. Nutt and Julia Wright, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities indicated below, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any other act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sivasankaran Somasundaram Sivasankaran Somasundaram	President, Chief Executive Officer and Director (principal executive officer)	June 3, 2020

/s/ Jay A. Nutt Jay A. Nutt	Senior Vice President, Chief Financial Officer and Acting Controller (principal financial officer and controller)	June 3, 2020

/s/ Mamatha Chamarthi Mamatha Chamarthi	Director	June 3, 2020

/s/ Kenneth M. Fisher Kenneth M. Fisher	Director	June 3, 2020

/s/ Gary P. Luquette Gary P. Luquette	Director	June 3, 2020

/s/ Daniel W. Rabun Daniel W. Rabun	Chairman of the Board of Directors	June 3, 2020

/s/ Stephen M. Todd Stephen M. Todd	Director	June 3, 2020

/s/ Stephen K. Wagner Stephen K. Wagner	Director	June 3, 2020